                                                                     EXHIBIT 5.1

                  [Letterhead of Cairncross & Hempelmann, P.S.]


                                 March 19, 2004

Pacific Biometrics, Inc.
220 West Harrison Street
Seattle, Washington 98119

         Re:      Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Pacific Biometrics, Inc., a Delaware corporation, in connection with the preparation of a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, which the Company is filing with the Securities and Exchange Commission covering the registration of up to 11,343,140 shares of Company common stock, no par value per share (the "Common Stock") on behalf of the selling stockholders identified in the Registration Statement, consisting of the following:

(a) 6,529,843 shares of Common Stock previously issued and outstanding (the "Outstanding Shares");
(b) 3,846,000 shares of Common Stock issued pursuant to subscription agreements in connection with the Company's private offering conducted November 2003 through March 2004 (the "Private Placement Shares");
(c) up to 516,665 shares and 33,666 shares of Common Stock, respectively, that may be issued upon the conversion of the currently issued and outstanding shares of Company Series A convertible preferred stock and Company Series B convertible preferred stock (collectively, the "Preferred Conversion Shares");
(d) up to 416,966 shares of Common Stock that may be issued upon the exercise of certain outstanding stock purchase warrants (the "Warrant Shares").

In connection with this opinion, we have examined and relied upon such documents as we have deemed necessary for the purpose of this opinion, including the Registration Statement, the Company's Certificate of Incorporation, as amended, the Company's Bylaws, as amended, the subscription agreements, the stock purchase warrants, the corporate proceedings taken by the Company in connection with the issuance of the Outstanding Shares, the preferred stock, the Private Placement Shares, and the warrants. We have examined the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon and subject to the foregoing, we are of the opinion that (i) the Outstanding Shares and Private Placement Shares were validly issued, and are fully paid and nonassessable, (ii) the Preferred Conversion Shares, when issued upon proper conversion of the respective shares of preferred stock in accordance with the terms thereof, will be validly issued, fully paid and non-assessable, and (iii) the Warrant Shares, when issued in accordance with the respective stock purchase warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as exhibit to the Registration Statement and further consent to the reference to our firm under the caption "Legal Matters." In giving such consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                  Very truly yours,

                                                  CAIRNCROSS & HEMPELMANN, P.S.